Exhibit 5.1 and Exhibit 23.1



February 14, 2000

CBS Corporation
51 West 52nd Street
New York, NY  10019

Re:  Westinghouse Savings Program, CBS Employee Investment
     Fund, Infinity Broadcasting Corporation Employees'
     401(k) Plan, and Infinity Broadcasting Corporation
     Union Employees' 401(k) Plan (the "Plans")

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Ladies and Gentlemen:


As tax counsel to CBS Corporation and Infinity Broadcasting
Corporation, I advise you as follows in connection with the
Plans:

1.   By letter dated September 25, 1997, the Internal
  Revenue Service ("IRS") determined that the Westinghouse
  Savings Program met the qualification requirements of
  Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

2. By letter dated March 5, 1996, the IRS determined that the CBS Employee Investment Fund met the qualification requirements of Section 401(a) of the Code.

3. By letter dated September 6, 1996, the IRS determined that the Infinity Broadcasting Corporation Employees' 401(k)
  Plan met the qualification requirements of Section 401(a) of the Code.

4. By letter dated September 6, 1996, the IRS determined that the Infinity Broadcasting Corporation Union Employees'
  401(k) Plan met the qualification requirements of Section
  401(a) of the Code.

I know that I am referred to in Item 5, Part II of the Registration Statement on Form S-8 relating to CBS Common
Stock. I hereby consent to such use of my name in such Registration Statement and to the use of this opinion for filing as Exhibit 5.2 to such Registration Statement.

Very truly yours,

/s/  Vernon J. Carpenter
-------------------------
Vernon J. Carpenter
Tax Counsel for CBS and Infinity